                                                                    Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-79763 of ShopKo Stores, Inc. on Form S-3 of our report dated March 12, 1999, included in the Annual Report on Form 10-K of ShopKo Stores, Inc. for the year ended January 30, 1999, and to the use of our report dated March 12, 1999, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Selected Historical Consolidated Financial Data" and "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Milwaukee, Wisconsin
June 25, 1999